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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 000-28171

                            Vadda Energy Corporation
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             (Exact name of registrant as specified in its charter)

   1660 S. Stemmons Freeway; Suite 440; Lewisville, Texas 75067 (214) 222-6500
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $.001 par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)    [X]      Rule 12h-3(b)(1)(ii)  [ ]
                  Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(2)(i)   [ ]
                  Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(ii)  [ ]
                  Rule 12g-4(a)(2)(ii)   [ ]      Rule 15d-6            [ ]
                  Rule 12h-3(b)(1)(i)    [ ]

 Approximate number of holders of record as of the certification or notice date:
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                                      125

         Pursuant to the requirements of the Securities Exchange Act of 1934, Vadda Energy Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            Vadda Energy Corporation


DATE:  October 9, 2003                      BY: /s/ Anita G. Blankenship
                                                --------------------------------
                                                NAME:  Anita G. Blankenship
                                                TITLE:  President